Exhibit 99.2

News Release
For Immediate Release
Contact for Infinity Energy Resources, Inc.:
James W. Dean
VP, Strategic & Corporate Development
(720) 932-7800
www.infinity-res.com
Infinity Reports Record Fiscal Year Financial and Operational Results
Company Posts Annual Records for Revenue, Gross Profit and EBITDA
DENVER, CO — (PR Newswire) — March 7, 2006 — Infinity Energy Resources, Inc. (NASDAQ: IFNY) today announced its results for the three months and twelve months ended December 31, 2005. Financial and operational tables for the three months and twelve months follow this commentary.
Fiscal Year Results
Infinity reported record revenue of $30.8 million for the year ended December 31, 2005, a 47% increase over the previous record of $21.0 million in the prior year. Gross profit for 2005 was a record $15.6 million, a 49% increase over the previous record $10.5 million in the prior year. The net loss for 2005 was $13.6 million (or $1.05 per basic and diluted share), which included a non-cash ceiling write-down of oil and gas properties of $13.5 million, expense related to the early extinguishment of debt of $1.3 million and amortization of loan costs of $1.1 million, offset by a positive change in derivative value of $2.9 million. For the previous year, the net loss was $4.6 million (or $0.49 per basic and diluted share), which included a non-cash ceiling write-down of oil and gas properties of $4.1 million and amortization of loan costs of $1.7 million, offset by a gain on the sale of assets of $2.8 million.
EBITDA (earnings before interest, income taxes, depreciation, depletion, amortization and accretion expenses, gains and losses on the sale of assets, expense related to the early extinguishment of debt, change in derivative fair value and ceiling write-down of oil and gas properties) for 2005 was a record $9.3 million, an 81% increase over the previous record EBITDA of $5.2 million in the prior year. A reconciliation of net loss to EBITDA, a non-GAAP (generally accepted accounting principles) financial measure, is provided in the financial tables following this commentary.
Exploration and production generated revenue of approximately $9.2 million during 2005, a 47% increase from the approximate $6.3 million in 2004. Exploration and production operations produced approximately 1,287 million cubic feet of natural gas equivalent (“MMcfe”) during 2005 (3.5 MMcfe per day, net), an increase of 11% from the 1,155 MMcfe produced in the prior year.
Oil production from one Sand Wash Basin fractured Niobrara well brought on line in the first quarter of 2005 and natural gas production from six wells in the Fort Worth Basin brought on line during the last three quarters of 2005, more than offset declining production from the Wamsutter Arch Pipeline Field in 2005 as compared to 2004.

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Oilfield services, provided by Consolidated Oil Well Services, Inc. (“Consolidated”), generated record revenue of $21.6 million in 2005, a 47% increase over the $14.7 million in 2004. Consolidated performed 6,647 cementing, acidizing and fracturing jobs during 2005, a 30% increase over the 5,109 jobs in the prior year period.
Fourth Quarter Results
Infinity reported revenue of $8.8 million for the three months ended December 31, 2005, a 53% increase over the $5.8 million in the prior year period. Gross profit for the three months was $4.3 million, a 56% increase over the $2.8 million in the prior year period. The net loss for the three months was $9.1 million (or $0.68 per basic and diluted share), which included a non-cash ceiling write-down of oil and gas properties of $13.5 million and amortization of loan costs of $0.4 million, offset by a positive change in derivative value of $4.7 million. For the previous year period, the net loss was $4.9 million (or $0.49 per basic and diluted share), which included a non-cash ceiling write-down of oil and gas properties of $4.1 million and amortization of loan costs of $0.3 million.
EBITDA for the three months ended December 31, 2005 was $2.6 million, a 67% increase over the $1.5 million in the prior year period. A reconciliation of net loss to EBITDA is provided in the financial tables following this commentary.
Exploration and production generated revenue of approximately $2.6 million during the fourth quarter of 2005, an 84% increase from the approximate $1.4 million in the prior year period. Exploration and production operations produced approximately 320 MMcfe during the fourth quarter of 2005 (3.5 MMcfe per day, net), an increase of 21% from the 264 MMcfe produced in the prior year period.
Oil production from one Sand Wash Basin fractured Niobrara well brought on line in the first quarter of 2005 and natural gas production from six wells in the Fort Worth Basin brought on line during the last three quarters of 2005, more than offset declining production from the Wamsutter Arch Pipeline Field in fourth quarter of 2005 as compared to the prior year period.
Consolidated generated record quarterly revenue of $6.2 million in the fourth quarter of 2005, a 42% increase over the $4.3 million in the prior year period and a 5% increase over the previous quarterly record of $5.9 million set in the third quarter of 2005. Consolidated performed 1,811 cementing, acidizing and fracturing jobs during the fourth quarter of 2005, a 29% increase over the 1,404 jobs in the prior year period and essentially flat from the 1,808 jobs during the third quarter of 2005.
Balance Sheet Data
At December 31, 2005, Infinity had cash and equivalents of $7.9 million, net working capital of $1.6 million, long-term indebtedness of $39.9 million (net of a $7.4 million debt discount) and stockholders’ equity of $30.2 million, as compared to cash and equivalents of $3.1 million, net

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working capital of $0.3 million, long-term indebtedness of $25.3 million and stockholders’ equity of $28.8 million at December 31, 2004.
During the first quarter of 2006, the Company retired approximately $2.2 million of long-term debt through the sale of non-operating assets. In addition, during the first quarter of 2006, the Company repaid $3.0 million of senior secured notes through the issuance of approximately 0.4 million shares of common stock and issued approximately 0.1 million shares of common stock to pay approximately $0.9 million of the interest expense due January 3, 2006 related to the senior secured notes.
Statements of Cash Flows, Liquidity and Capital Resources Data
Net cash provided by operating activities increased by 77% from $5.5 million in 2004 to $9.7 million in 2005. Net cash used in investing activities increased by 327% from $9.9 million in 2004 to $42.5 million in 2005, including: (i) a $27.6 million, or 235%, increase in exploration and production capital expenditures from $11.7 million in 2004 to $39.3 million in 2005 and (ii) a $3.0 million, or 265%, increase in oilfield services capital expenditures from $1.2 million in 2004 to $4.2 million in 2005. During 2005, as compared to the prior year, proceeds from the sale of fixed assets declined by $4.6 million, offset by a $1.4 million decline in acquisitions and a $1.2 million increase in proceeds from note receivable. Net cash provided by financing activities increased by 454% from $6.8 million in 2004 to $37.7 million in 2005.
The Company estimates capital expenditures for 2006 will be approximately $46 million. The Company expects to finance 2006 capital expenditures through: (i) $1.6 million of working capital on hand at December 31, 2005; (ii) cash flow from operations, prior to changes in working capital, in a range of between $15 million and $20 million; (iii) borrowings under the Company’s senior secured notes facility of at least $15 million; and (iv) the balance from other external financing sources, which may include private and public offerings of debt and equity, the sale of assets and proceeds from the exercises of options and warrants.
Accounting Restatement
The Company has restated its results for the first, second and third quarters of 2005 to correct the accounting for certain derivatives embedded in or resulting from the issuance of the Company’s senior secured notes in 2005. The restatement resulted in a increase of $7.8 million to the net loss reported by the Company for the three months ended March 31, 2005, a decrease of $5.2 million to the net loss reported by the Company for the three months ended June 30, 2005 and a decrease of $2.0 million to the net loss reported by the Company for the three months ended September 30, 2005. Infinity’s Form 8-K filed on March 2, 2006, includes additional information on this restatement.
Management’s Comments
James A. Tuell, Infinity’s President and Chief Executive Officer, said: “We are very pleased with our financial and operational results for the fourth quarter and fiscal year 2005. We

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believe our financial condition is sound and that we are well positioned to execute on our business plan of drilling primarily in Texas.”
Tuell continued: “Consolidated continues to deliver unprecedented positive operating and financial results and that momentum has continued thus far into 2006. The continued trend of drilling and completing in the Mid-Continent and in the Powder River Basin is expected to continue into 2006, and Consolidated is well positioned to be a primary beneficiary of that trend. As a result, we have established our oilfield services revenue guidance for 2006 at approximately $28 million, or an increase of approximately 30% over 2005 levels.”
Tuell concluded: “Again, we believe we had a solid fourth quarter and that we are just now embarking on a period of unprecedented and continuous drilling and completion activity for Infinity. Assuming success in those efforts, we expect strong increases in proved reserves during 2006 and strong increases in production commencing in the second quarter of 2006. We do not expect an increase in production in the first quarter of 2006, as compared to the fourth quarter of 2005, due to operational issues at our Wamsutter Arch Pipeline Field during January and February, subsequently addressed in March, which offset production gains from new wells brought on line in Texas during the quarter.”
Webcast / Conference Call Reminder
The Company will host a conference call tomorrow morning, Wednesday, March 8, 2006, at 11:00 a.m. Eastern time to discuss the reported financial results and operational update in greater detail. The dial-in number for the call is 800-374-0113 (international participants should dial 706-758-9607). Parties interested in participating in the conference call should dial in approximately ten minutes prior to the start time. The call will also be broadcast live on the Internet at http://www.b2i.us/external.asp?b=1253&id=237&from=wc&L=e or at the Company’s website, www.infinity-res.com.
A replay of the conference call will be available approximately two hours after the completion of the call until April 8, 2006, by dialing 800-642-1687 (international callers should dial 706-645-9291) and entering the conference call pass code: 5921698. The call will also be archived at http://www.b2i.us/external.asp?b=1253&id=237&from=wc&L=e or at the Company’s website, www.infinity-res.com.
About Infinity Energy Resources, Inc.
Infinity Energy Resources, Inc., through its wholly-owned subsidiaries Infinity Oil and Gas of Texas, Inc. and Infinity Oil & Gas of Wyoming, Inc., is an independent energy company engaged in the exploration, development and production of natural gas and oil and the operation and acquisition of natural gas and oil properties. The operations of Infinity Oil and Gas of Texas are focused on its drilling program in the Fort Worth Basin of Texas. The operations of Infinity Oil & Gas of Wyoming are focused on the Wamsutter Arch Pipeline Field in southwest Wyoming and the Sand Wash Basin in northwest Colorado. Infinity Energy Resources, Inc. provides oilfield services through its wholly-owned subsidiary, Consolidated

News Release
For Immediate Release
Oil Well Services, Inc., with operations principally focused in the Mid-Continent region and the Powder River Basin in northeast Wyoming. The Company’s common stock is listed on the NASDAQ National Market under the symbol “IFNY.”
Forward-looking Statements
This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect,” “plan,” “should” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Forward-looking statements in this press release include expectations of significant increases in wells drilled, completed and brought on line, as well as increases in production and reserves, during 2006, the outlook for capital expenditures and potential sources of capital for 2006, the continued trend of drilling and completing in the Mid-Continent and Powder River Basin in 2006, and the 2006 revenue guidance provided for the oilfield services business. Factors that could cause or contribute to such differences include, but are not limited to, operating risks, delays and problems, the availability of drilling rigs and services on acceptable terms, the results of drilling and completions, decreases in the prices of oil and gas, an increase in competition for oilfield services, a decrease in demand for oilfield services, unexpected negative geological variances, increases in interest rates, liquidity and capital requirements, the unavailability of capital on acceptable terms, and other risks described under “Risk Factors” in the Company’s Annual Report on Form 10-K and in the Company’s periodic reports filed with the Securities and Exchange Commission.

News Release
For Immediate Release
INFINITY ENERGY RESOURCES, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
ASSETS

	December 31, 2005	December 31, 2004
	(in thousands, except share and per share data)
Current assets
Cash and cash equivalents	$7,942	$3,052
Accounts receivable, less allowance for doubtful accounts of $70 (2005) and $85 (2004)	4,748	3,494
Note receivable	—	1,581
Inventories	453	286
Prepaid expenses and other	422	654

Total current assets	13,565	9,067

Property and equipment, at cost, net of accumulated depreciation	11,489	8,764

Oil and gas properties, using full cost accounting net of accumulated depreciation, depletion and amortization
Proved	43,699	28,792
Unproved	22,849	15,595
Intangible assets, at cost, less accumulated amortization	2,514	1,497
Other assets, net	168	333

Total assets	$94,284	$64,048

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Note payable and current portion of long-term debt	$288	$284
Accounts payable	5,035	4,001
Accrued liabilities	6,314	4,497
Current portion of asset retirement obligations	284	—

Total current liabilities	11,921	8,782
Long-term liabilities
Production taxes payable	401	469
Asset retirement obligations, less current portion	1,129	635
Accrued interest	905	—
Derivative liabilities	9,837	—
Long-term debt, less current portion	39,874	11,330
Subordinated convertible notes payable	—	14,010

Total liabilities	64,067	35,226

Commitments and contingencies

Stockholders’ equity
Preferred stock, par value $.0001, authorized 10,000,000 shares, issued and outstanding -0- (2005) and -0- (2004) shares	—	—
Common stock, par value $.0001, authorized 75,000,000 shares, issued and outstanding 13,501,988 (2005) and 10,628,196 (2004) shares	1	1
Additional paid-in-capital	58,335	43,363
Accumulated deficit	(28,119)	(14,542)

Total stockholders’ equity	30,217	28,822

Total liabilities and stockholders’ equity	$94,284	$64,048

News Release
For Immediate Release
INFINITY ENERGY RESOURCES, INC. AND SUBSIDIARIES
Consolidated Statements of Operations

	For the Three Months Ended		For the Twelve Months Ended
	December 31,		December 31,
	2005	2004	2005	2004
		(in thousands, except per share data)
Revenue
Oilfield services	$6,167	$4,339	$21,583	$14,721
Oil and gas	2,638	1,431	9,192	6,267

Total revenue	8,805	5,770	30,775	20,988

Cost of revenue
Oilfield services	3,221	2,254	10,769	7,890
Oil and gas production expenses	1,045	578	3,548	1,914
Oil and gas production taxes	224	164	877	722

Total cost of revenue	4,490	2,996	15,194	10,526

Gross profit	4,315	2,774	15,581	10,462

General and administrative expenses	1,704	1,284	5,836	5,462
Depreciation, depletion, amortization and accretion	1,884	1,675	7,451	5,198
Ceiling write-down of oil and gas properties	13,450	4,100	13,450	4,100

Operating loss	(12,723)	(4,285)	(11,156)	(4,298)

Other income (expense)
Financing costs:
Interest expense	(761)	(315)	(2,486)	(1,232)
Amortization of loan discount and costs	(352)	(274)	(1,066)	(1,741)
Early extinguishment of debt	—	(148)	(1,276)	(356)
Change in derivative fair value	4,750	—	2,908	—
Gain (loss) on sales of assets	(6)	76	(96)	2,824
Other	(24)	59	(405)	170

Total other expense	3,607	(602)	(2,421)	(335)

Net loss before income taxes	(9,116)	(4,887)	(13,577)	(4,633)

Income taxes	—	—	—	—

Net loss	$(9,116)	$(4,887)	$(13,577)	$(4,633)

Net loss per share:
Basic and diluted	$(0.68)	$(0.49)	$(1.05)	$(0.49)

Weighted average shares outstanding:
Basic and diluted	13,502	9,986	12,936	9,495

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For Immediate Release
INFINITY ENERGY RESOURCES, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows

	For the Twelve Months Ended
	December 31,
	2005	2004
	(in thousands)

Cash flows from operating activities
Net loss	$(13,577)	$(4,633)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, depletion, amortization, accretion and ceiling write-down	20,901	9,298
Amortization of loan discount and costs	1,066	1,741
Non-cash early extinguishment of debt cost	1,052	356
Change in fair value of derivative liabilities	(2,908)	—
Impairment of note receivable and other	530	—
(Gain) loss on sales of assets	96	(2,824)
Unrealized loss on derivative instruments	28	—
Change in operating assets and liabilities:
(Increase) in accounts receivable	(1,273)	(1,687)
(Increase) decrease in inventories	(167)	65
(Increase) decrease in prepaid expenses and other	232	(89)
Increase in accounts payable	1,034	1,526
Increase in accrued liabilities	2,636	1,710

Net cash provided by operating activities	9,650	5,463

Cash flows from investing activities
Capital expenditures — exploration and production	(39,271)	(11,714)
Capital expenditures — oilfield services	(4,190)	(1,149)
Acquisitions — exploration and production	(330)	(516)
Acquisitions — oilfield services, net of cash acquired	—	(1,189)
Proceeds from sale of fixed assets — exploration and production	133	156
Proceeds from sale of fixed assets — oilfield services	31	4,654
Increase in other assets	(31)	(200)
Proceeds from note receivable	1,204	16

Net cash used in investing activities	(42,454)	(9,942)

Cash flows from financing activities
Proceeds from notes payable	434	295
Proceeds from borrowings on long-term debt	45,000	5,845
Proceeds from issuance of common stock	4,707	9,666
Debt and equity issuance costs	(2,751)	(320)
Repayment of notes payable	(406)	(664)
Repayment of long-term debt	(9,290)	(8,018)

Net cash provided by financing activities	37,694	6,804

Net increase in cash and cash equivalents	4,890	2,325

Cash and cash equivalents, beginning of period	3,052	727

Cash and cash equivalents, end of period	$7,942	$3,052

News Release
For Immediate Release
INFINITY ENERGY RESOURCES, INC. AND SUBSIDIARIES
Non-GAAP Disclosures: Reconciliation of Net Loss to EBITDA (1)

	For the Three Months Ended		For the Twelve Months Ended
	December 31,		December 31,
	2005	2004	2005	2004
	(in thousands)

Net loss	$(9,116)	$(4,887)	$(13,577)	$(4,633)
Adjustments:
Depreciation, depletion, amortization, accretion and ceiling write-down	15,687	6,049	21,967	11,039
Expense related to the early extinguishment of debt	—	148	1,276	356
Interest expense	761	315	2,486	1,232
Change in derivative fair value	(4,750)	—	(2,908)	—
(Gain) loss on sale of assets	6	(76)	96	(2,824)
Income taxes	—	—	—	—

EBITDA	$2,588	$1,549	$9,340	$5,170

(1)	In this press release, the term “EBITDA” is used. EBITDA is equivalent to earnings before interest, income taxes, depreciation, depletion, amortization and accretion expenses, gains and losses on the sale of assets, expense related to the early extinguishment of debt, change in derivative fair value and ceiling write-down of oil and gas properties. Infinity’s management believes EBITDA is an important financial measurement tool that provides information about the Company’s ability to service or incur indebtedness, and pay for its capital expenditures. This information differs from measures of performance determined in accordance with generally accepted accounting principles (GAAP) and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. This measure is not necessarily indicative of operating profit or cash flow from operations as determined under GAAP and may not be equivalent to similarly titled measures of other companies.

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INFINITY ENERGY RESOURCES, INC. AND SUBSIDIARIES
Selected Operating and Financial Data by Operating Division

	For the Three Months Ended			For the Twelve Months Ended
	Dec. 31,	Sept. 30,	Dec. 31,	Dec. 31,	Dec. 31,
	2005	2005	2004	2005	2004
Oilfield Service Statistics

Job type:
Cementing	942	983	790	3,445	3,059
Acidizing	485	487	355	1,899	1,260
Fracturing	384	338	259	1,303	790

Total jobs	1,811	1,808	1,404	6,647	5,109

Job revenue (in thousands):
Cementing	$3,812	$2,958	$2,346	$10,890	$8,213
Acidizing	564	513	425	1,960	1,403
Fracturing	2,681	2,406	1,919	9,556	5,992
Discounts and other	(890)	22	(351)	(823)	(887)

Total revenue	$6,167	$5,899	$4,339	$21,583	$14,721

Exploration and Production Statistics

Production Volumes:
Natural gas (MMcf)	195.3	249.3	218.0	875.5	953.4
Oil and condensate (MBbls)	20.8	19.1	7.6	68.5	33.7
Natural gas equivalents (MMcfe; 6:1)	319.9	364.1	263.6	1,286.5	1,155.4

Financial Results (in thousands):
Total revenue	$2,638	$2,906	$1,432	$9,192	$6,268
Production expenses (1)	1,045	1,053	578	3,548	1,914
Production taxes	224	284	164	877	722

Financial Results, per Mcfe:
Total revenue	$8.25	$7.98	$5.43	$7.14	$5.42
Production expenses (1)	3.27	2.89	2.19	2.76	1.66
Production taxes	0.70	0.78	0.62	0.68	0.63
(1)	Production expenses in the three and twelve months ended December 31, 2005 include initial production expenses in the Sand Wash Basin (primarily the first half of 2005) and the Fort Worth Basin, resulting from the hauling of fluids, that are anticipated to be reduced or eliminated in future periods.
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